Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,000,000 shares of common stock pertaining to the Fluidigm Corporation 2017 Employee Stock Purchase Plan of our report dated February 29, 2016, with respect to the consolidated financial statements and schedule of Fluidigm Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 3, 2017

Redwood City, California